FOR IMMEDIATE RELEASE

CURTISS-WRIGHT REPORTS 2006 THIRD QUARTER AND NINE MONTH FINANCIAL RESULTS

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Sales and Operating Income increased 15% and

Net Earnings increased 16% in the Third Quarter of 2006

ROSELAND, NJ – October 26, 2006 – Curtiss-Wright Corporation (NYSE: CW) today reports financial results for the third quarter and nine months ended September 30, 2006. The highlights are as follows:

Third Quarter 2006 Operating Highlights

•	Net sales for the third quarter of 2006 increased 15% to $311.8 million from $271.4 million in the third quarter of 2005.

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Operating income in the third quarter of 2006 increased 15% to $37.3 million from $32.4 million in the third quarter of 2005. Operating income was negatively impacted in the third quarter of 2006 by $1.1 million of costs associated with the adoption of FAS 123R and higher pension expense of $0.8 million from the Curtiss-Wright pension plans as compared to the prior year period.

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Net earnings for the third quarter of 2006 increased 16% to $20.4 million, or $0.46 per diluted share, from $17.5 million, or $0.40 per diluted share, in the third quarter of 2005 (adjusted for 2-for-1 stock split in April 2006).

•	New orders received in the third quarter of 2006 were $324.1 million, up 17% compared to the third quarter of 2005.

Curtiss-Wright Corporation, Page 2

Nine Months 2006 Operating Highlights

•	Net sales for the first nine months of 2006 increased 11% to $904.0 million from $813.0 million in the first nine months of 2005.

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Operating income in the first nine months of 2006 increased 2% to $94.9 million from $93.1 million in the first nine months of 2005. Operating income was negatively impacted in the first nine months of 2006 by $3.4 million of costs associated with the adoption of FAS 123R and higher pension expense of $3.6 million from the Curtiss-Wright pension plans as compared to the prior year period. Operating income for the first nine months of 2005 included a one-time gain of $2.8 million related to the sale of non-operating property.

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Net earnings for the first nine months of 2006 increased 8% to $53.7 million, or $1.21 per diluted share, from $50.0 million, or $1.14 per diluted share, in the first nine months of 2005 (adjusted for 2-for-1 stock split in April 2006). Net earnings for the first nine months of 2006 were favorably impacted by a lower effective tax rate resulting from a Canadian tax benefit of $2.0 million, primarily related to higher than expected research and development credits for 2005, and an adjustment to our deferred tax accounts of $1.6 million based on new Canadian tax legislation which was enacted in late June 2006.

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New orders received in the first nine months of 2006 were $976.3 million, up 10% compared to the first nine months of 2005. At September 30, 2006, backlog was $893.4 million, up 11% from $805.6 million at December 31, 2005.

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“We are pleased to report higher sales, operating income, and net earnings for the third quarter of 2006,” commented Martin R. Benante, Chairman and CEO of Curtiss-Wright Corporation. “In the third quarter 2006 we experienced solid organic growth in sales of 12% and operating income of 14%. Our year-to-date results continue to be strong despite some unanticipated obstacles, such as unfavorable foreign currency translation and increased material costs. In addition, we incurred significant business integration costs related to our 2006 acquisition in our Flow Control segment. Our commercial markets continue to be strong in the third quarter of 2006 with 12% organic sales growth, driven primarily by the oil and gas market at 28% and the commercial aerospace market at 17%. Our new orders continue to be strong which will provide momentum for our fourth quarter and heading into 2007. In addition, we have a number of military and commercial development contracts and have recently introduced many new products that should provide significant future opportunities.”

Sales

Sales growth in the three months ended September 30, 2006 was driven by organic growth in our commercial businesses and contributions from our 2006 acquisitions. The base businesses generated overall organic growth of 12% for third quarter of 2006 as compared to the prior year period. Organic sales growth was strong in all three of our operating segments, with Motion Control at 14%, Flow Control at 11%, and Metal Treatment at 9%, as compared to the same period in the prior year. Acquisitions made since June 30, 2005 contributed $7.8 million in incremental sales for the third quarter of 2006, over the comparable prior year period.

In our base businesses, higher ground defense and commercial aerospace revenues from our Motion Control segment, higher sales to the oil and gas and commercial power markets from our Flow Control segment, and higher sales of global shot peening and heat treating services from our Metal Treatment segment, all contributed to the quarterly organic sales growth. In addition, foreign currency translation positively impacted sales by $3.1 million for three months ended September 30, 2006, as compared to the prior year period.

Operating Income

Operating income for the third quarter of 2006 increased 15% over the prior year period. Higher operating income in the third quarter of 2006 resulted from higher sales volume, a favorable sales mix, and cost control initiatives. Our consolidated operating margin for the third quarter of 2006 was essentially flat compared to the prior year period as improvements in the Motion Control and Metal Treatment segments were offset by lower operating margins in the Flow Control segment. The lower margins in our Flow Control segment were due to unfavorable sales mix, business integration costs, and higher material costs.

Overall organic operating income growth was 14% for the third quarter of 2006, led by our Motion Control segment at 37% and Metal Treatment segment at 20%. Operating income in the third quarter of 2006 was negatively impacted by $1.1 million of costs associated with the January 1, 2006 adoption of FAS 123R and higher pension expense of $0.8 million from the Curtiss-Wright pension plans. In addition, foreign currency translation adversely impacted operating income by $0.1 million in the third quarter 2006, as compared to the prior year period.

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Net Earnings

Net earnings increased 16% for the third quarter of 2006 over the comparable prior year period. Operating income from our business segments increased $6.2 million for the three months ended September 30, 2006, over the prior year period. Higher interest expense due to higher interest rates, partially offset by lower average outstanding debt levels, lowered net earnings in the third quarter of 2006 by $0.5 million over the prior year period.

Segment Performance

Flow Control – Sales for the third quarter of 2006 were $129.8 million, up 16% over the comparable period last year due to solid organic growth and the contribution from the 2006 acquisition of Enpro Systems. Sales from the base businesses increased 11% in the third quarter of 2006 as compared to the prior year period. This organic sales growth was due to higher sales to the oil and gas market, led by increased demand for the coker valve products, as well as higher sales to the commercial power market due mainly to the timing of plant outages. Sales of this segment were favorably affected by foreign currency translation of $0.4 million in the third quarter of 2006 compared to the prior year period.

Operating income for this segment increased 2% in the third quarter of 2006 compared to the prior year period. The benefit of the higher sales volume was mostly offset by less favorable commercial power sales mix and higher material costs. In addition, this segment incurred business integration costs relative to our 2006 acquisition which should generate improved profitability beginning in 2007. Operating income of this segment was favorably affected by foreign currency translation of $0.1 million in the third quarter of 2006 compared to the prior year period.

Motion Control – Sales for the third quarter of 2006 of $125.6 million increased 14%, all organic, over the comparable period last year. This growth was due primarily to higher sales of embedded computing products to the ground defense market and increased sales of OEM and spares products and repair and overhaul services to the commercial aerospace market. This growth was partially offset by lower sales to the general industrial and defense aerospace markets. Sales of this segment were favorably affected by foreign currency translation of $1.7 million in the third quarter of 2006 compared to the prior year period.

Operating income for this segment increased 37% for the third quarter of 2006 compared to the prior year period. The operating income increase was primarily driven by higher sales volume, favorable sales mix within our embedded computing group, and increased efficiencies as a result of our business integration initiatives. In addition this segment experienced cost overruns on certain military contract work in the third quarter of 2005 that did not repeat in 2006. These improvements were partially offset by unfavorable foreign currency translation of $0.4 million and higher production start up costs relative to new programs.

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Metal Treatment – Sales for the third quarter of 2006 of $56.3 million were 15% higher than the comparable period last year. The improvement was mainly due to organic sales growth of 9% and the contribution from our 2006 acquisition of Allegheny Coatings. The organic sales growth was driven by higher global shot peening revenues in the aerospace and automotive markets along with strong demand in the heat treating business from the general industrial and automotive markets. Sales of this segment were favorably affected by foreign currency translation of $1.0 million in the third quarter of 2006 compared to the prior year period.

Operating income increased 21% for the third quarter of 2006 as compared to the prior year period, primarily as a result of the higher sales volume. Operating income of this segment was favorably affected by foreign currency translation of $0.2 million in the third quarter of 2006 compared to the prior year period.

Mr. Benante concluded, “In 2006, we continue to demonstrate our ability to generate long-term shareholder value by growing our sales and earnings. Our strong performance demonstrates our ability to execute our growth strategy while continuing to achieve our financial targets. We expect the fourth quarter of 2006 to benefit from the ramp up of our defense programs and the continued strength in our commercial markets, as well as additional benefits achieved from our integration and cost control efforts. Our diversification strategy, the successful integration of our acquisitions, and our continued emphasis on providing advanced new products and technologies should continue to generate growth opportunities in each of our three business segments in 2006 and beyond.”

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The Company will host a conference call to discuss the third quarter 2006 results at 11:00 EST Friday, October 27, 2006. A live webcast of the call can be heard on the internet by visiting the company’s website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.

(Tables to Follow)

Curtiss-Wright Corporation, Page 6

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Change		Nine Months Change
	2006	2005	2006	2005	$	%	$	%

Net sales	$311,801	$271,355	$903,988	$813,035	$40,446	14.91%	$90,953	11.19%
Cost of sales	205,783	177,840	600,356	533,452	27,943	15.71%	66,904	12.54%

Gross profit	106,018	93,515	303,632	279,583	12,503	13.37%	24,049	8.60%
Research & development expenses	7,227	8,504	28,531	30,312	(1,277)	-15.02%	(1,781)	-5.88%
Selling expenses	19,382	16,738	57,004	51,633	2,644	15.80%	5,371	10.40%
General and administrative expenses	41,936	35,546	122,720	106,515	6,390	17.98%	16,205	15.21%
Environmental remediation and administrative
expenses, net	273	188	362	844	85	45.21%	(482)	-57.11%
(Gain) Loss on sale of real estate and fixed assets	(51)	98	68	(2,827)	(149)	-152.04%	2,895	102.41%

Operating income	37,251	32,441	94,947	93,106	4,810	14.83%	1,841	1.98%
Other (expensess) income, net	(18)	279	295	(421)	(297)	-106.45%	716	-170.07%
Interest expense	(5,721)	(4,912)	(17,103)	(13,993)	(809)	16.47%	(3,110)	22.23%

Earnings before income taxes	31,512	27,808	78,139	78,692	3,704	13.32%	(553)	-0.70%
Provision for income taxes	11,156	10,289	24,413	28,716	867	8.43%	(4,303)	-14.98%

Net earnings	$20,356	$17,519	$53,726	$49,976	$2,837	16.19%	$3,750	7.50%

Basic earnings per share	$0.46	$0.40	$1.23	$1.16

Diluted earnings per share	$0.46	$0.40	$1.21	$1.14

Dividends per share	$0.06	$0.05	$0.18	$0.14

Weighted average shares outstanding:
Basic	43,903	43,376	43,779	43,206
Diluted	44,338	43,946	44,254	43,780

Certain prior year information has been reclassified to conform to current presentation.

Shares and per share amounts have been adjusted on a pro forma basis for the April 21, 2006 2-for-1 stock split.

Curtiss-Wright Corporation, Page 7

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,	Change
	2006	2005	$	%

Assets
Current Assets:
Cash and cash equivalents	$47,377	$59,021	$(11,644)	-19.7%
Receivables, net	280,705	244,689	36,016	14.7%
Inventories, net	178,983	146,297	32,686	22.3%
Deferred income taxes	21,268	28,844	(7,576)	-26.3%
Other current assets	13,076	11,615	1,461	12.6%

Total current assets	541,409	490,466	50,943	10.4%

Property, plant, and equipment, net	290,080	274,821	15,259	5.6%
Prepaid pension costs	72,121	76,002	(3,881)	-5.1%
Goodwill, net	414,286	388,158	26,128	6.7%
Other intangible assets, net	157,194	158,267	(1,073)	-0.7%
Other assets	12,110	12,571	(461)	-3.7%

Total Assets	$1,487,200	$1,400,285	$86,915	6.2%

Liabilities
Current Liabilities:
Short-term debt	$5,941	$885	$5,056	571.3%
Accounts payable	79,779	80,460	(681)	-0.8%
Accrued expenses	68,800	74,252	(5,452)	-7.3%
Income taxes payable	2,946	22,855	(19,909)	-87.1%
Other current liabilities	55,758	43,051	12,707	29.5%

Total current liabilities	213,224	221,503	(8,279)	-3.7%
Long-term debt	385,004	364,017	20,987	5.8%
Deferred income taxes	51,512	53,570	(2,058)	-3.8%
Accrued pension & other postretirement benefit costs	72,686	74,999	(2,313)	-3.1%
Long-term portion of environmental reserves	21,477	22,645	(1,168)	-5.2%
Other liabilities	28,294	25,331	2,963	11.7%

Total Liabilities	772,197	762,065	10,132	1.3%

Stockholders' Equity
Common stock, $1 par value	47,533	25,493	22,040	86.5%
Additional paid in capital	68,813	59,806	9,007	15.1%
Retained earnings	691,823	667,892	23,931	3.6%
Unearned portion of restricted stock	(66)	(12)	(54)	450.0%
Accumulated other comprehensive income	37,322	20,655	16,667	80.7%

	845,425	773,834	71,591	9.3%
Less: cost of treasury stock	130,422	135,614	(5,192)	-3.8%

Total Stockholders' Equity	715,003	638,220	76,783	12.0%

Total Liabilities and Stockholders' Equity	$1,487,200	$1,400,285	$86,915	6.2%

Curtiss-Wright Corporation, Page 8

CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2006	2005	% Change	2006	2005	% Change

Sales:
Flow Control	$129,819	$112,126	15.8%	$380,277	$335,863	13.2%
Motion Control	125,639	110,242	14.0%	356,496	328,180	8.6%
Metal Treatment	56,343	48,987	15.0%	167,215	148,992	12.2%

Total Sales	$311,801	$271,355	14.9%	$903,988	$813,035	11.2%
Operating Income:
Flow Control	$14,014	$13,800	1.6%	$36,901	$36,905	0.0%
Motion Control	15,310	11,203	36.7%	33,436	30,331	10.2%
Metal Treatment	10,448	8,618	21.2%	31,630	25,547	23.8%

Total Segments	39,772	33,621	18.3%	101,967	92,783	9.9%
Corporate & Other	(2,521)	(1,180)	113.6%	(7,020)	323	-2273.4%

Total Operating Income	$37,251	$32,441	14.8%	$94,947	$93,106	2.0%

Operating Margins:
Flow Control	10.8%	12.3%		9.7%	11.0%
Motion Control	12.2%	10.2%		9.4%	9.2%
Metal Treatment	18.5%	17.6%		18.9%	17.1%
Total Curtiss-Wright	11.9%	12.0%		10.5%	11.5%

Curtiss-Wright Corporation, Page 9

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and provides a variety of metal treatment services. The firm employs approximately 6,300 people. More information on Curtiss-Wright can be found at www.curtisswright.com.

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Certain statements made in this release, including statements about future revenue, organic revenue growth, quarterly and annual revenue, net income, organic operating income growth, future business opportunities, cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

Contact:	Alexandra M. Deignan
(973) 597-4734
adeignan@curtisswright.com